Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 12, 2010, with respect to:

•	the consolidated financial statements and internal control over financial reporting of GeoResources, Inc., and

•	the financial statements of SBE Partners LP,
included in the Annual Report of GeoResources, Inc. on Form 10-K for the year ended December 31, 2009, which are incorporated by reference in Amendment No. 5 to this Registration Statement and prospectus. We consent to the incorporation by reference in Amendment No. 5 to the Registration Statement and prospectus of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Houston, Texas
May 10, 2010